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                                                                   EXHIBIT 99


                                   LIFEPOINT
                                HOSPITALS, INC.



CONTACT: MICHAEL J. CULOTTA
         SENIOR VICE PRESIDENT AND
           CHIEF FINANCIAL OFFICER
         (615) 372-8512

              LIFEPOINT HOSPITALS TO ACQUIRE LOGAN GENERAL HOSPITAL

BRENTWOOD, TENNESSEE (November 14, 2002) - LifePoint Hospitals, Inc. (NASDAQ:
LPNT) today announced that it has been selected to acquire Logan, West Virginia-based Logan General Hospital and its affiliated entities. The unanimous decision of the hospital's Board of Directors was confirmed by the United States Bankruptcy Court in Charleston, West Virginia, last evening. Accredited by the Joint Commission on Accreditation of Healthcare Organizations, Logan General Hospital is a 132-bed facility serving Logan and surrounding communities. The anticipated purchase price of approximately $87.5 million includes working capital. LifePoint also agreed to assume certain liabilities, including paid time-off obligations and other benefits promised to employees of the hospital. Closing of the acquisition is expected later this month.

         Kenneth C. Donahey, chairman and chief executive officer of LifePoint Hospitals, said, "We are excited about the addition of this facility and affiliated entities in West Virginia to our growing number of hospitals. We commend the hospital Board, its employees, physicians and the local community for their continued support of and commitment to Logan General Hospital and affiliated entities. We look forward to becoming a member of this community and to continuing the provision of essential healthcare services to the people of Logan and southern West Virginia. This facility will enhance our long-term operating strategy of delivering high-quality healthcare to the communities we serve."

         LifePoint Hospitals, Inc. operates 24 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.

         The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians, nurses and clinical support personnel; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the management of healthcare risks as a result of the delivery of patient care; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and
(viii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to "Company" and "LifePoint" as used throughout this document refer to LifePoint Hospitals, Inc. and its affiliates.




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